Exhibit 99.1

MasterCraft Reports Fiscal 2016 Fourth-Quarter

and Full-Year Results

Continued Demand for Performance Sport Boats Drives Full-Year Top- and Bottom-Line Gains

VONORE, Tenn. – September 8, 2016 – MasterCraft (NASDAQ: MCFT) today announced financial results for its fiscal 2016 fourth quarter and full year ended June 30, 2016.

Fiscal Fourth-Quarter Highlights:

•	Gross margin rose to 26.3 percent for the fourth quarter, a 300 basis point improvement over the prior-year fourth quarter
•	Fiscal 2016 fourth quarter net income totaled $4.8 million, up from $2.5 million in the prior-year fourth quarter
•	Diluted earnings per share grew 23.8 percent to $0.26 for the fourth quarter versus the prior-year period
•	Fully diluted pro forma adjusted net income per share, a non-GAAP measure, grew 50 percent to $0.30 for the fourth quarter versus the prior-year period
•	The company unveiled the XT23 crossover model and the revolutionary Dockstar Handling System
•	The company’s Board of Directors declared a special cash dividend of $4.30 per share of common stock

Fiscal 2016 Highlights:

•

Fiscal 2016 full-year net sales rose 3.4 percent to $221.6 million; excluding the terminated Hydra-Sports manufacturing contract, MasterCraft-only net sales increased 10.9 percent versus the prior fiscal year

•	Gross margin grew to 27.6 percent for fiscal 2016, a 370 basis point improvement over the prior fiscal year
•	Fiscal 2016 net income totaled $10.2 million, up from $5.5 million in the prior fiscal year
•

Fiscal 2016 adjusted EBITDA, a non-GAAP measure, increased 30.7 percent to $41.2 million and adjusted EBITDA margin, a non-GAAP measure, increased to 18.6 percent, a 280 basis point improvement over the prior fiscal year

•	Fiscal 2016 fully diluted pro forma adjusted net income per share increased 57.0 percent versus the prior year to $1.24

Terry McNew, MasterCraft’s President and Chief Executive Officer, commented, “We ended the year with continued momentum, delivering strong top- and bottom-line results. Our core MasterCraft business continues to perform and with our relentless focus on operational excellence and continuous improvement we’re driving further efficiency gains. Moreover, we continue to innovate as a company. Examples during the fourth quarter include the launch of our new Dockstar Handling System, which we believe is a revolutionary product feature, as well as the XT23, which we think is a category-defying crossover boat.  We will continue MasterCraft’s innovation leadership in fiscal 2017 with the introduction of three additional new models and a number of exciting new product features.”

Fourth-Quarter Results

Net sales for the fourth quarter ended June 30, 2016, were down $1.5 million, or 2.7 percent, compared to $54.9 million for the prior-year period. MasterCraft-only net sales for the fourth quarter, which exclude the terminated Hydra-Sports manufacturing contract from the prior year, increased $2.6 million, or 5.2 percent, to $53.4 million from $50.8 million in the prior-year period. The increase was primarily due to a rise in MasterCraft unit volume of 37 units, or 5.9 percent.

Said McNew, “MasterCraft delivered continued revenue growth in the fourth quarter, driven by strong demand for our all new X23, X26, and NXT22 models. While international markets have been challenging, domestic demand for our boats remains solid and we continue to focus on delivering profitable, sustainable market share growth and dealer profitability across our product line.”

Gross profit for the fiscal 2016 fourth quarter increased $1.2 million, or 9.4 percent, to $14.0 million, compared to $12.8 million in the prior-year period. Gross margin rose to 26.3 percent from 23.3 percent for the prior-year period. The 300 basis point increase primarily stemmed from cost reductions driven by a culture focused on improving efficiency, sales of higher-end content option packages, and lower warranty costs. In addition, the company replaced its Hydra-Sports volume with higher-margin MasterCraft units.

Selling and marketing expense was relatively stable at $2.1 million for the fourth quarter ended June 30, 2016. General and administrative expense totaled $4.2 million versus $3.8 million for the prior-year period. This increase resulted mainly from increased legal costs, stock-based compensation and costs associated with the payment of the special cash dividend partially offset by decreases in professional fees.

Fiscal fourth-quarter net income totaled $4.8 million, up from $2.5 million in the year-earlier quarter. Fiscal 2016 fourth quarter adjusted net income increased 46.2 percent to $5.7 million, or $0.30 per share, on a pro forma, fully diluted weighted average share count of 18.6 million shares. This compares with $3.9 million, or $0.20 per share, in the prior-year period. Fiscal fourth-quarter adjusted EBITDA margin rose 280 basis points to 18.6 percent from 15.8 percent in the prior-year period. Fiscal 2016 fourth quarter adjusted EBITDA was $9.9 million, a 23.8 percent increase from $8.0 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of adjusted EBITDA, adjusted EBITDA margin and adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

During the fourth quarter, the company’s Board of Directors declared a special cash dividend of $4.30 per share of common stock. The dividend totaled an aggregate payment of $79.9 million and was funded with cash on hand and borrowings under a new senior secured credit facility.

Fiscal 2016 Results

Net sales for fiscal 2016 were up $7.2 million, or 3.4 percent, compared to $214.4 million for the prior fiscal year. MasterCraft-only net sales for fiscal 2016, which exclude the terminated Hydra-Sports manufacturing contract from the prior year, increased $21.7 million, or 10.9 percent, to $221.6 million from $199.9 million in the prior fiscal year. The gain was primarily due to a rise in MasterCraft unit volume of 195 units, or 7.7 percent. Net sales per MasterCraft unit grew by 3.8 percent, chiefly stemming from greater adoption of higher-end option packages, demand for new models, in particular the X23, X26 and NXT22, and price increases.

Gross profit for fiscal 2016 increased $9.9 million, or 19.3 percent, to $61.1 million, compared to $51.2 million in the prior fiscal year. Gross margin rose to 27.6 percent from 23.9 percent for the prior fiscal year. The 370 basis point increase primarily stemmed from cost reductions driven by a culture focused on improving efficiency, sales of higher-end content option packages and lower warranty costs. In addition, the company replaced its Hydra-Sports volume with higher-margin MasterCraft units.

Selling and marketing expense for fiscal 2016 increased $1.1 million, or 12.8 percent, to $9.7 million, compared to $8.6 million in the prior fiscal year. The increase was primarily due to investments in marketing. General and administrative expense totaled $29.2 million versus $18.5 million for fiscal 2015. This expected increase resulted primarily from $13.7 million of stock-based compensation and increases in costs associated with being a public company, partially offset by the elimination of $5.7 million in transaction costs incurred during fiscal 2015 related to our recapitalization activities.

Fiscal 2016 net income totaled $10.2 million, up from $5.5 million in the prior fiscal year. Fiscal 2016 adjusted net income increased 58.1 percent to $23.4 million, or $1.24 per share on a pro forma, fully diluted weighted average share count of 18.8 million shares. This compares with $14.8 million, or $0.79 per share, a year earlier. Adjusted EBITDA margin rose 280 basis points to 18.6 percent from 15.8 percent in the prior fiscal year. Fiscal 2016 adjusted EBITDA was $41.2 million, a 30.8 percent increase from $31.5 million in the prior fiscal year. See “Non-GAAP Measures” below for a reconciliation of adjusted EBITDA, adjusted EBITDA margin and adjusted net income to the most directly comparable financials measures presented in accordance with GAAP.

Key Milestones

During the quarter, MasterCraft announced its revolutionary new Dockstar Handling System. “Dockstar enables boat drivers of any ability to confidently drive in reverse and more easily navigate tight docks and crowded marinas,” said McNew. “The Dockstar system improves the on-water experience for boaters and gives the MasterCraft portfolio the exceptional slow speed handling characteristics previously only found on outboard and stern drive configurations.”

MasterCraft also unveiled the new XT23, the company’s latest multi-sport model. Designed to be a do-it-all crossover, the new XT23 will anchor MasterCraft’s new XT line of boats targeting the sweet spot between the company’s entry-level NXT line and its award-winning, premium X series.

McNew continued, “Embracing the idea that endless possibilities result in endless fun, the XT23’s intuitive digital dashboard interface instantly dials in the size and shape of the wake for any sport on the water: wakeboarding, waterskiing, wakesurfing, towsports or tubing. Equipped with MasterCraft’s award-winning Gen 2 Surf System, the XT23 can be loaded up with plenty of gear and up to sixteen friends for an action-packed day on the water.”

Outlook

“We continue to deliver solid performance, and we target continued organic growth in fiscal 2017,” McNew concluded. “As a company, we are steadfast in our five-pronged growth strategy: developing new and innovative products in core markets; further penetrating the entry-level and mid-line segment of the performance sport boat category; capturing share from adjacent boating categories; strengthening our dealer network; and driving margin expansion through continuous operational excellence.”

For the fiscal year ending June 30, 2017, MasterCraft expects net sales growth in the low- to mid-single digits and continued growth in adjusted EBITDA margin with a target in the low 19 percent range. Net sales and EBITDA growth will result in continued growth in net income and adjusted net income, partially offset by increased interest expense due to our refinancing completed in the fourth quarter of fiscal 2016.

Conference Call and Webcast Information

MasterCraft will host a live conference call and webcast to discuss fiscal fourth-quarter results today, September 8, 2016, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 62595353. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter 62595353. The audio replay will be available beginning at 8 p.m. ET on Thursday, Sept. 8, 2016, through 11:59 p.m. ET on Thursday, Sept. 22, 2016.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2017 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2017.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2016, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillacrt.com

Results of Operations for the Fourth Quarter and Fiscal Year 2016

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015

Net sales	$53,386	$54,853	$221,600	$214,386
Cost of sales	39,353	42,051	160,521	163,220
Gross profit	14,033	12,802	61,079	51,166
Operating expenses:
Selling and marketing	2,116	2,164	9,685	8,552
General and administrative	4,164	3,790	29,162	18,472
Amortization of intangible assets	55	56	221	222
Total operating expenses	6,335	6,010	39,068	27,246
Operating income	7,698	6,792	22,011	23,920
Other expense (income):
Interest expense	190	1,021	1,280	5,171
Change in common stock warrant fair value	51	1,373	3,425	6,621
Other income	(1,212)	—	(1,212)	—
Income before income tax expense	8,669	4,398	18,518	12,128
Income tax expense (benefit)	3,900	1,861	8,308	6,594
Net income	$4,769	$2,537	$10,210	$5,534

Earnings per common share
Basic	$0.26	$0.23	$0.57	$0.50
Diluted	$0.26	$0.21	$0.56	$0.47
Weighted average shares used for the computation of:
Basic earnings per share	18,559,800	11,139,000	17,849,319	11,139,000
Diluted earnings per share	18,598,505	11,954,984	18,257,007	11,862,699

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	June 30,	June 30,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$73	$1,167
Accounts receivable — net of allowances of $65 and $92, respectively	2,966	2,653
Income tax receivable	5	—
Inventories — net	13,268	11,541
Prepaid expenses and other current assets	1,780	7,235
Deferred income taxes	—	6,733
Total current assets	18,092	29,329
Property, plant and equipment — net	13,826	13,233
Intangible assets — net	16,750	16,971
Goodwill	29,593	29,593
Deferred debt issuance costs — net	601	425
Deferred income taxes	3,501	—
Other	170	125
Total assets	$82,533	$89,676
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$13,112	$14,808
Income tax payable	1,108	224
Accrued expenses and other current liabilities	22,276	21,313
Common stock warrant liability	—	9,147
Current portion of long term debt, net of unamortized debt issuance costs	7,885	18,275
Total current liabilities	44,381	63,767
Long term debt, net of unamortized debt issuance costs	44,342	60,487
Unrecognized tax positions	2,189	519
Deferred income taxes	—	7,156
Total liabilities	90,912	131,929
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,591,808 shares at June 30, 2016, and 11,139,000 shares at June 30, 2015	186	111
Additional paid-in capital	112,375	8,841
Accumulated deficit	(120,940)	(51,205)
Total stockholders' deficit	(8,379)	(42,253)
Total liabilities and stockholders' deficit	$82,533	$89,676

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Fourth Quarter Ended			Fiscal Years Ended
	June 30,	June 30,	%	June 30,	June 30,	%
	2016	2015	Variance	2016	2015	Variance
	(Dollars in thousands)
Unit volume:
MasterCraft	663	626	5.9%	2,742	2,547	7.7%
Hydra-Sports	—	9		—	45
MasterCraft sales	$53,386	$50,749	5.2%	$221,600	$199,907	10.9%
Hydra-Sports sales	$—	$4,104		$—	$14,479
Consolidated sales	$53,386	$54,853	(2.7)%	$221,600	$214,386	3.4%
Per Unit:
MasterCraft sales	$81	$81	—%	$81	$78	3.8%
Hydra-Sports sales	$—	$456		$—	$322
Consolidated sales	$81	$86	(5.8)%	$81	$83	(2.4)%
Gross margin	26.3%	23.3%		27.6%	23.9%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the Company’s initial public offering, our stock-based compensation and the results of operations of our terminated Hydra-Sports manufacturing contract. We define adjusted net income as net (loss) income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the Company’s initial public offering, our stock-based compensation and the results of operations of our terminated Hydra-Sports manufacturing contract and an adjustment for income tax expense at a normalized annual effective tax rate. We define adjusted EBITDA margin as adjusted EBITDA expressed as a percentage of MasterCraft sales. Adjusted EBITDA, adjusted net income and adjusted EBITDA margin are not measures of net (loss) income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA and adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income (loss) or operating cash flows determined in accordance with GAAP. Additionally, adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, adjusted EBITDA and adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures. We believe adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations, including the operations related to our Hydra-Sports manufacturing contract for periods prior to its termination.

In addition, because not all companies use identical calculations, our presentation of adjusted EBITDA and adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

The following table sets forth a reconciliation of adjusted EBITDA to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Fiscal Year Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollars in thousands)

Net income	$4,769	$2,537	$10,210	$5,534
Income tax expense	3,900	1,861	8,308	6,594
Interest expense	190	1,021	1,280	5,171
Depreciation and amortization	899	975	3,444	3,278
EBITDA	9,758	6,394	23,242	20,577
Change in common stock warrant fair value(a)	51	1,373	3,425	6,621
Transaction expense(b)	355	560	479	7,068
Litigation charge(c)	833	539	1,606	539
Litigation settlement(d)	(1,212)	—	(1,212)	—
Hydra-Sports(e)	—	(835)	—	(3,265)
Stock-based compensation	147	—	13,687	—
Adjusted EBITDA	$9,932	$8,031	$41,227	$31,540
Adjusted EBITDA margin(f)	18.6%	15.8%	18.6%	15.8%

(a)	Represents non-cash expense related to increases in the fair market value of our common stock warrant.
(b)

Represents fees and expenses related to our initial public offering, payment of a special cash dividend in June 2016 and expenses associated with recapitalization activities recognized during fiscal 2015.

(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC for fiscal 2016 and settlement of a litigation matter for fiscal 2015.
(d)	Represents receipt of a one-time payment to settle certain litigation matters.
(e)

Represents the operating income attributable to the operations of our Hydra-Sports business and the related manufacturing agreement, adjusted to exclude depreciation and amortization related to Hydra-Sports. We previously divested the Hydra-Sports business in June 2012, but continued to manufacture Hydra-Sports boats for the purchaser of the business pursuant to an agreement that expired on June 30, 2015 (and which was not renewed). This adjustment was calculated by identifying the applicable cost of sales and operating expenses directly attributable to the Hydra-Sports business for such period, excluding any corporate overhead or other shared costs.

(f)	We define adjusted EBITDA margin as adjusted EBITDA expressed as a percentage of MasterCraft sales.

The following table sets forth a reconciliation of adjusted net income to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Fiscal Year Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Dollars in thousands, except for share and per share amounts)

Net income	$4,769	$2,537	$10,210	$5,534
Income tax expense	3,900	1,861	8,308	6,594
Change in common stock warrant fair value(a)	51	1,373	3,425	6,621
Transaction expense(b)	355	560	479	7,068
Litigation charge(c)	833	539	1,606	539
Litigation settlement(d)	(1,212)	—	(1,212)	—
Hydra-Sports(e)	—	(835)	—	(3,265)
Stock-based compensation	147	—	13,687	—
Adjusted net income before income taxes	8,843	6,035	36,503	23,091
Adjusted income tax expense(f)	3,183	2,173	13,141	8,313
Adjusted net income	$5,660	$3,862	$23,362	$14,778

Pro-forma adjusted net income per common share
Basic	$0.30	$0.22	$1.28	$0.86
Diluted	$0.30	$0.20	$1.24	$0.79
Pro-forma weighted average shares used for the computation of:
Basic adjusted net income per share(g)	18,591,808	17,210,429	18,283,755	17,210,429
Diluted adjusted net income per share(g)	18,591,808	18,915,143	18,772,373	18,822,858

(a)	Represents non-cash expense related to increases in the fair market value of our common stock warrant.
(b)

Represents fees and expenses related to our initial public offering, payment of a special cash dividend in June 2016 and expenses associated with recapitalization activities recognized during fiscal 2015.

(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC for fiscal 2016 and settlement of a litigation matter for fiscal 2015.
(d)	Represents receipt of a one-time payment to settle certain litigation matters.
(e)

Represents the operating income attributable to the operations of our Hydra-Sports business and the related manufacturing agreement, adjusted to exclude depreciation and amortization related to Hydra-Sports. We previously divested the Hydra-Sports business in June 2012, but continued to manufacture Hydra-Sports boats for the purchaser of the business pursuant to an agreement that expired on June 30, 2015 (and which was not renewed). This adjustment was calculated by identifying the applicable cost of sales and operating expenses directly attributable to the Hydra-Sports business for such period, excluding any corporate overhead or other shared costs.

(f)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 36.0 percent for the periods presented.
(g)

The weighted average shares used for computation of fiscal 2016 pro-forma basic and diluted earnings per common share gives effect to the 6,071,429 shares sold in our initial public offering, which closed on July 22, 2015, the 894,850 shares of restricted stock granted under the 2015 Incentive Award Plan and the 864,946 shares issued in exchange and exercise of options and common stock warrants, less 378,417 shares repurchased through June 30, 2016. The average of the prior quarters is used for computation of the fiscal year ended period.

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